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              [LETTERHEAD OF WARNER & STACKPOLE LLP APPEARS HERE]




                                  February 18, 1998
ADE Corporation
80 Wilson Way
Westwood, MA 02090

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the public offering of 669,000 shares of the Common Stock, $.01 par value per share (the "Shares"), of ADE Corporation, a Massachusetts corporation (the "Company"), by certain stockholders of the Company.

     We have examined the Registration Statement, the Restated Articles of Organization of the Company, as amended to date, and such other documents and records of the Company as we have deemed necessary for purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We are members of the bar of the Commonwealth of Massachusetts and we express no opinion as to any matters insofar as any laws other than Federal laws and the laws of the Commonwealth of Massachusetts may be applicable.

     Based upon the foregoing, we are of the opinion that the Shares were validly issued and are fully paid and non-assessable.

     We hereby consent to the reference to this firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    WARNER & STACKPOLE LLP